                                                                    Exhibit 3(g)



      CERTIFICATE OF DESIGNATION, NUMBER, POWERS PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
     LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF
            SERIES K PREFERRED STOCK OF REGENT COMMUNICATIONS, INC.


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is

                           REGENT COMMUNICATIONS, INC.

         2. The certificate of incorporation (as amended) of the corporation authorizes the issuance of 40,000,000 shares of Preferred Stock (of a par value of $.01 each) and expressly vests in the Board of Directors of the corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors of the corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions designating a new series of Preferred Stock as Series K Preferred Stock:

                  "RESOLVED, that the Board of Directors hereby designates a new series of Preferred Stock to be known as "Series K Convertible Preferred Stock", the number, amount, stated value, voting powers, preferences and relative, participating, optional and other special rights of which, and the qualifications, limitations or restrictions thereon, are set forth on Exhibit A attached hereto;

                  RESOLVED FURTHER, that the statements contained in the foregoing resolution designating the said Series K Preferred Stock shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware;

                  RESOLVED FURTHER, that the officers of the Company and each of them individually hereby are authorized to execute and deliver, for and on behalf of the Company a Certificate of Designation to be filed with the Delaware Secretary of State and any other documents or filings required by applicable law required to amend the Company's Certificate and to otherwise effectuate the intent of the foregoing resolutions."

The effective time and date of the Series K herein certified shall be the filing of this certificate.

         IN WITNESS WHEREOF, the undersigned officer has executed this document the 3rd day of December, 1999.



                                    /s/ Anthony A. Vasconcellos
                                    -------------------------------------------
                                    Anthony A. Vasconcellos, Vice President and
                                    Chief Financial Officer



COMMONWEALTH OF KENTUCKY   )
                           ) SS:
COUNTY OF KENTON           )

         BE IT REMEMBERED, that on this 3rd day of December, 1999, before me, the subscriber, a Notary Public in and for said county, personally came Anthony
A. Vasconcellos, Vice President and Chief Financial Officer of Regent Communications, Inc., and acknowledged that he signed the foregoing instrument on behalf of said corporation and that the signing thereof is his voluntary act and deed and the voluntary act and deed of said corporation.

         IN TESTIMONY THEREOF, I have hereunto subscribed my name and affixed my seal on this day and year aforesaid.


                                            /s/ Peggy Hammon Alig
                                            ------------------------------------
                                            Notary Public
                                            My commission expires April 22, 2002

                                    EXHIBIT A

         SECTION 1. DESIGNATION, AMOUNT AND STATED VALUE.

         The shares of such series shall be designated as Series K Convertible Preferred (the "Series K Preferred") and the number of shares constituting such series shall be 4,100,000 shares. The stated value of the Series K Preferred shall be $5.50 per share, the original per share issue price (the "Stated Value").

         SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

         The holders of shares of the Series K Preferred shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for such purpose, cumulative dividends payable quarterly in cash on the first business day of January, April, July and October (each such date being referred to herein as a "Quarterly Dividend Payment Date"), accruing commencing with the date of issue of such shares, on shares of the Series K Preferred at the rate of $.55 per share per annum; provided, however, that if and to the extent that the holder of a share of the Series K Preferred does not receive a cash dividend on any given Quarterly Dividend Payment Date in full payment of the accrued and unpaid dividend on such share of the Series K Preferred or any previously cumulated dividend on such share for the period ending on such Quarterly Dividend Payment Date and beginning on the immediately preceding Quarterly Dividend Payment Date (or, if such share was first issued during such period, beginning on the date of such issuance), such unpaid portion of such dividend shall be cumulative and shall itself accrue, whether or not declared and whether or not the Corporation has at the time funds legally available for such purpose, from and after such date, until the date so paid in full, dividends on a daily basis at a rate of 10% per annum, compounded quarterly. No interest shall be paid on accrued but unpaid dividends.

         SECTION 3.  VOTING RIGHTS.

         In addition to voting rights required by law or by the Company's Amended and Restated Certificate of Incorporation, as amended or restated from time to time (the "Certificate of Incorporation"), subject to restrictions contained in the Certificate of Incorporation the holders of Series K Preferred shall be entitled to vote on all matters submitted to a vote of the Corporation's stockholders. Except as otherwise required by law or provided by the Certificate of Incorporation or by the Board of Directors pursuant to Subpart C of Article Fourth of the Certificate of Incorporation, the holders of the Series K Preferred shall vote together with the holders of all other series of the Corporation's voting preferred stock and the holders of the Corporation's Common Stock as one class with one vote per share (in the case of Preferred Stock, subject to adjustments as provided in Section 7 below and if convertible into Common Stock, one vote per share of Common Stock into which such convertible Preferred Stock is then convertible) on all matters submitted to a vote of the Corporation's stockholders.

         SECTION 4.  CERTAIN RESTRICTIONS.

         Whenever dividends payable on the Series K Preferred as provided in
Section 2 are in arrears, thereafter and until dividends, including all accrued dividends, on shares of the Series K Preferred outstanding shall have been paid in full or declared and set apart for payment, the Corporation shall not (A) pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series K Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any such junior stock, (B) pay dividends on or make any other distributions on any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series K Preferred, except dividends paid ratably on the Series K Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled, (C) redeem or purchase or otherwise acquire for consideration any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series K Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior to the Series K Preferred or in satisfaction of contractual obligations to do so entered into with the written consent of the holders of a majority of outstanding shares of Series F Preferred, Series G Preferred, Series H Preferred and Series K Preferred, voting together as one class on the matter (including, without limitation, in satisfaction of the provisions contained in the Stockholders' Agreement), or (D) purchase or otherwise acquire for consideration any shares of the Series K Preferred, or any shares of stock ranking on a parity with the Series K Preferred except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall unanimously determine in good faith will result in fair and equitable treatment among the respective series of classes or except pursuant to the provisions of the Stockholders' Agreement.

         SECTION 5.  REACQUIRED SHARES.

         Any shares of the Series K Preferred which have been converted to Common Stock or have been purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, or otherwise in accordance with Delaware General Corporation Law.

         SECTION 6.  LIQUIDATION, DISSOLUTION OR WINDING UP.

         Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of the Series K Preferred unless, prior thereto, the holders of the Series B Preferred shall have received the Stated Value per share, plus an amount equal to unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of such payment, or (B) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series K Preferred unless, prior thereto, the holders of Series K Preferred shall have received the Stated Value per share, plus an amount equal to unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of such payment, or (C) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series K Preferred, except distributions made ratably on the Series K Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         SECTION 7.  CONVERSION.

                  [a] Optional Conversion. Subject to the provisions for adjustment hereinafter set forth, each share of the Series K Preferred shall be convertible at any time at the option of the holder thereof, in the manner hereinafter set forth, into one (1) fully paid and nonassessable share of Common Stock of the Corporation.

                  [b] Mandatory Conversion. Subject to the provisions for adjustment set forth in this Section 7, each share of the Series K Preferred shall be convertible at the option of the Board of Directors into one (1) fully paid and nonassessable share of Common Stock of the Corporation in the event of, and concurrently with the closing of, a public offering of Common Stock of the Corporation at a per share price of at least $12.00 (subject to adjustment for stock splits, stock dividends, reverse stock splits and the like) with gross proceeds to the Corporation of at least $25,000,000 (excluding the effect of any over-allotment option).

                  [c] The number of shares of Common Stock into which each share of the Series K Preferred is convertible shall be adjusted from time to time as follows:

                           [i] In case the Corporation shall at any time or from
                  time to time after the issuance of such share of Series K Preferred declare or pay any dividend on its Common Stock payable in its Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise), then, and in each such case, the number of shares of Common Stock into which each share of the Series K Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the sum of (I) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event plus (II) the number of shares of Common Stock which such holder would have been entitled to receive in connection with the occurrence of such event had such share been converted immediately prior thereto, and the denominator of which is the number of shares of Common Stock determined in accordance with clause (I) above. An adjustment made pursuant to this subparagraph [c][i] shall become effective (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

                           [ii] In case the Corporation at any time or from time
                  to time after the issuance of such share of Series K Preferred shall combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, then, and in each such case, the number of shares of Common Stock into which each share of the Series K Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the number of shares which the holder would have owned after giving effect to such event had such share been converted immediately prior to the occurrence of such event and the denominator of which is the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph b[ii] shall become effective at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

                           [iii] In case the Corporation after the issuance of
                  such share of Series K Preferred shall: (A) issue any options, warrants, or other rights (excluding options to purchase Common Stock issued to management of the Corporation exercisable for up to the lesser of 2,000,000 shares of Common Stock (subject to adjustment pursuant to provisions applicable to the options in the case of stock splits, reverse stock splits and the like) or that number of shares of Common Stock equal to fifteen percent (15%) of the aggregate number of outstanding shares of Common Stock and other equity securities of the Corporation exercisable for the purchase of, or convertible into, Common Stock, computed on a fully-diluted basis) entitling the holder thereof to subscribe for, or purchase, Common Stock at a price per share which, when added to the amount of consideration received or receivable by the Corporation for such options, warrants, or other rights, is less than the then fair market value per share of the Common Stock at the date of such issuance; (B) issue or sell securities of the Corporation convertible into, or exchangeable for, Common Stock at a price per share which, when added to the amount of consideration received or receivable, from the Corporation for such exchangeable or convertible securities, is less than the then fair market value of a share of Common Stock at the date of such issuance; or (C) issue or sell additional shares of Common Stock for consideration representing less than the then fair market value of the Common Stock at the date of such issuance; then the number of shares of Common Stock into which each share of the Series K Preferred is convertible shall be adjusted so that, thereafter, until further adjusted, the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (w) the number of shares of Common Stock into which such shares are convertible immediately prior to the occurrence of such event by (x) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of additional shares of Common Stock issuable upon exercise of such options, warrants, or rights, or exchangeable or convertible securities, or the additional number of shares of Common Stock issued at such time, and the denominator of which shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock that either (y) the sum of the aggregate exercise price of the total number of shares of Common Stock issuable upon exercise of such options, warrants, or rights, or upon conversion or exchange of such convertible securities, and the aggregate amount of consideration, if any, received or receivable by the Corporation for such options, warrants, or rights, or convertible or exchangeable securities, or (z) the aggregate consideration received in connection with the sale of shares of its Common Stock for less than the then fair market value, as the case may be, would purchase at the then fair market value.

                           [iv] In the event that, at any time, or from time to
                  time, after the issuance of such share of the Series K Preferred, the Common Stock issuable upon conversion of the Series K Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend, or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then, and in any such event, each holder of Series K Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series K Preferred could have been converted immediately prior to such recapitalization, reclassification, or change, all subject to further adjustment as provided herein.

                           [v] If at any time, or from time to time after the
                  issuance of such share of the Series K Preferred, there is a capital reorganization of the Common Stock other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section
                  7) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all, or substantially all, of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series K Preferred shall thereafter be entitled to receive upon conversion of the Series K Preferred the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series K Preferred after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 7 shall be applicable after that event and be as nearly equivalent as may be practicable.

                           [vi] Upon the expiration of any rights, options,
                  warrants or conversion or exchange privileges which caused an adjustment pursuant to this Section 7 to be made, if any thereof shall not have been exercised, the number of shares of Common Stock into which each share of the Series K Preferred is convertible shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange privileges and (b) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange privileges, whether or not exercised.

                           [vii] If the Corporation has the right to redeem the
                  Series K Preferred pursuant to Section 8[b] below and the Corporation has not exercised such right to redeem all of the Series K Preferred as to which a Notice (defined below) has been received within the time period set forth in, and pursuant to, Section 8[b] below, then in such case in addition to any other adjustment pursuant to this Section 7[c], Section 7[a] and [b] above shall be modified to provide that each share of Series K Preferred included in a prior Notice but not redeemed as provided in Section 8[b] shall be convertible into a number of shares of Common Stock equal to a fraction, the numerator of which is $5.50 and the denominator of which is $4.50.

                  [d] If any adjustment in the number of shares of Common Stock into which each share of the Series K Preferred may be converted required pursuant to this Section 7 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the Series K Preferred is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the Series K Preferred is then convertible; provided that any such adjustments carried forward shall be made immediately following receipt of notice from a holder of the intent to convert all or a portion of the Series K Preferred such that upon conversion the holder shall receive such number of shares of Common Stock as such holder is entitled, taking into account all adjustments required by this Section
         7. All calculations under this paragraph [d] shall be made to the nearest one-hundredth of a share.

                  [e] The holder of any shares of the Series K Preferred may convert such shares into shares of Common Stock pursuant to paragraph [a] of this Section 7 by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series K Preferred to be converted (or if such certificate or certificates cannot be found, an affidavit of lost securities in form and substance acceptable to the Corporation) accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered
         (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the Series K Preferred so converted shall be entitled and
         (ii) if less than the full number of shares of the Series K Preferred evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series K Preferred to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith and any accumulated, accrued or unpaid dividends pursuant to paragraph [g] below, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

                  [f] The Series K Preferred shall convert to Common Stock of the Corporation pursuant to paragraph [b] of this Section 7 automatically upon notice in writing to the stockholders, including all holders of the Series K Preferred, setting forth the date of such conversion and the material terms of the triggering public offering. As promptly as practicable after such notice, and in any event within five business days after the surrender of certificates for the Series K Preferred (if required by the Board of Directors), the Corporation shall deliver or cause to be delivered to each holder of Series K Preferred certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which such holder of the Series K Preferred so converted shall be entitled. Such conversion shall be deemed to have been made at the close of business on the date set forth in such notice of mandatory conversion so that the rights of the holder thereof shall cease with or without surrender of certificates for the Series K Preferred, except for the right to receive Common Stock of the Corporation in accordance herewith and any accumulated, accrued or unpaid dividends pursuant to paragraph [g] below, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

                  [g] Upon conversion of any shares of the Series K Preferred pursuant to paragraph [a] or [b] of this Section 7, the holder thereof shall be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted (whether or not declared or otherwise payable as of such date of conversion), including any dividends on such shares of the Series K Preferred declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series K Preferred entitled to receive payment of such dividend.

                  [h] The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of the Series K Preferred.

                  [i] For purposes of this Section, "fair market value" shall be as determined by the Board of Directors in such manner as they shall deem appropriate in their discretion, unless the holder(s) of more than twenty-five percent (25%) of the outstanding shares of Preferred Stock of the Corporation demand in good faith and in writing that "fair market value" be determined by an appraiser, who shall be mutually acceptable to the Board of Directors and such holders, whose determination shall be binding and whose fees and expenses shall be paid by the Corporation.

         SECTION 8.  REDEMPTION.

                  [a] The Corporation may, at the election of its Board of Directors, at such time and under the conditions set forth in paragraph [b] immediately below, redeem the whole or part of the Series K Preferred as to which a Notice (defined below) has been received, at the Stated Value, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of redemption. In case the Corporation shall elect to redeem less than all of the Series K Preferred, the Corporation shall select pro rata the shares to be so redeemed.

                  [b] If the Corporation: (A) shall not have completed, on or before June 15, 2000, at least one of the following acquisitions: (1) the acquisition of radio stations WODZ-FM, WLZW-FM, WFRG-FM, WIBX-AM and WRUN-AM, licensed to Utica/Rome, New York, and WICZ-FM, WFRY-FM, WTNY-AM and WUZZ-AM, licensed to Watertown, New York, owned by Forever of NY, Inc. and its affiliates, substantially in accordance with the terms and conditions of an Asset Purchase Agreement, dated July 29, 1999, or (2) the acquisition of radio stations KLAQ-FM, KSII-FM and KROD-AM, licensed to El Paso, Texas, owned by New Wave Broadcasting, L.P. substantially in accordance with the terms and conditions of an Asset Purchase Agreement, dated September 13, 1999; or (B) (1) on or before June 15, 2000, shall not have completed at least one of the following financings described under (B)(1)(a) or (B)(1)(b) below as follows: (a) the satisfaction (or waiver) of all of the conditions precedent for effectiveness and initial funding of at least $40,000,000 of the $125,000,000 Senior Secured Reducing Revolver loan facility from Fleet National Bank, Fleet's assignees or any other senior secured lender in lieu of Fleet National Bank (hereinafter "Fleet"), pursuant to loan documents with terms materially no less favorable taken as a whole (except for terms allowed under (B)(2)(a) and (B)(2)(b) below without creating a right of redemption hereunder) to the Corporation than under the commitment letter from Fleet to the Corporation dated November 23, 1999 (the "Fleet Commitment"), which funding also satisfies the requirements to not create a right of redemption hereunder under (B)(2)(a) and (B)(2)(b) below; or (b) the borrowing of at least $40,000,000 under an alternative credit facility with terms materially no less favorable taken as a whole (except for terms allowed under (B)(2)(a) and (B)(2)(b) below without creating a right of redemption hereunder) to the Corporation than under the Fleet Commitment (hereinafter, an "Alternative Facility"); or (2) as of June 15, 2000, in connection with the borrowing under (B)(1)(a) or (B)(1)(b) above, (a) shall not be permitted to have outstanding aggregate indebtedness under the Fleet loan documents or an Alternative Facility in an amount which is at least 6.5 times the trailing twelve month pro forma EBITDA (as defined in the Fleet Commitment) of the Corporation; or (b) shall be paying interest under the Fleet loan documents or an Alternative Facility on more than $10,000,000 of debt outstanding thereunder (other than a rate upon an event of default) at a rate, either as a flat rate per annum or as an Applicable Margin over the Adjusted Base Rate or Eurodollar Rate (both as defined in the Fleet Commitment), which is more than two percent (2%) per annum above any such Applicable Margin (or flat interest rate) in the Fleet Commitment (other than a rate upon an event of default); then upon written notice to the Corporation, from those holding at least twenty-five percent (25%) of the outstanding shares of Series K Preferred (a "Notice"), which Notice must be received by the Corporation by July 15, 2000, of their election to permit the Corporation to redeem all shares of Series K Preferred held by such holders, the Corporation shall then have the right of redemption in respect of such shares, exercisable at any time within sixty (60) days thereafter. Notwithstanding the foregoing, however, if the Corporation shall have raised in a public offering of equity securities of the Corporation, on or before June 15, 2000, at least $50,000,000 in gross proceeds at a price per share of at least $6.50 (subject to adjustment for stock splits, reverse stock splits or stock dividends accruing after December ____, 1999), the Corporation shall not have a right of redemption and the holders may not give such Notice of election.

                  [c] Notice of every such redemption shall be mailed, first class postage prepaid, within ten (10) days prior to the date fixed for redemption ("Redemption Date"), to each holder of record of the shares to be redeemed, at his or her address as the name appears on the record of stockholders; but neither failure to mail any such notice to one or more such holders nor any defect in any such notice shall affect the sufficiency of the proceedings for redemptions as to other holders. Each such notice shall state the Redemption Date; the number of shares of Series K Preferred to be redeemed, and, if less than all the shares of Series K Preferred held by such holder are to be redeemed, the manner of selecting the shares to be redeemed; the place or places where such shares are to be surrendered for payment; that dividends on the shares to be redeemed will cease on such Redemption Date; and the effect of such redemption on the right of conversion.

                  [d] Notice having been mailed as aforesaid, from and after the Redemption Date, all dividends on the shares so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment for the shares) shall cease, and, upon surrender in accordance with said notice of the certificates for any such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require), such shares shall be redeemed by the Corporation in accordance with this Section 8. In connection with the determination of the amount of dividends accruing with respect to any conversion in the period between a notice of redemption and the Redemption Date, on a date which is not a Quarterly Dividend Payment Date, the amount of any such dividends shall be prorated based upon the number of days which have elapsed since the immediately preceding Quarterly Dividend Payment Date (excluding such Quarterly Dividend Payment Date itself).

         SECTION 9.  REPORTS AS TO ADJUSTMENTS.

         Whenever the number of shares of Common Stock into which the shares of the Series K Preferred are convertible is adjusted as provided in Section 7, the Corporation will (A) promptly compute such adjustment and furnish to each transfer agent for the Series K Preferred a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series K Preferred is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective and (B) promptly mail to the holders of record of the outstanding shares of the Series K Preferred a notice stating that the number of shares into which the shares of Series K Preferred are convertible has been adjusted and setting forth the new number of shares into which each share of the Series K Preferred is convertible as a result of such adjustment and when such adjustment will become effective. Notwithstanding the foregoing, the Corporation shall incur no liability for its failure to take any action set forth in this Section 8, nor shall such failure affect the validity, rights or preferences of any shares of the Series K Preferred.

         SECTION 10.  RANKING.

         The Series K Preferred shall rank senior to the Common Stock and any other series of Preferred Stock of the Corporation hereafter created (except for the Series B Preferred, which shall rank senior to the Series K Preferred, and except for the Series A Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, the Series G Preferred, the Series H Preferred and any other series of Preferred Stock which the Board of Directors shall establish and designate to rank equal therewith pursuant to Subpart C of Article Fourth of the Company's Certificate of Incorporation, with which it shall rank equal), as to the payment of dividends and the distribution of assets and rights upon liquidation, dissolution or winding up of the Corporation.

         SECTION 11.  DIRECTORSHIP.

         The holders of the Series K Preferred, as a class, shall be entitled to be represented on the Board of Directors by one Director (the "Series K Director") who, upon nomination by such holders, as a class, will stand for election by voting by the holders of the Preferred Stock entitled to vote for the election of directors (subject to limitations in Article Fourth of the Certificate of Incorporation or established by the Board of Directors pursuant to Section C of Article Fourth of the Certificate of Incorporation) and holders of Common Stock together, except under circumstances where the number of individuals nominated for election exceeds the number of Directors to be elected. In the event the number of individuals nominated for election exceeds the number of Directors to be elected, then the holders of the Series K Preferred shall have the sole right to vote for, elect and remove the individual nominated by them, as a class, to serve as the Series K Director, and in such event the further right to vote for, elect or remove any of the other Directors who are not to be elected solely by the holders of another class or series of Preferred Stock. The Series K Director, upon being elected, will serve for the same term and have the same voting powers as other Directors. The right to elect the Series K Director pursuant to the terms hereof shall be exercisable by the holders of a majority of the Series K Preferred at their option upon at least 60 days notice to the Corporation; provided, however, if the Corporation is subject to the reporting requirements of the Securities Exchange Act of 1934, such notice must be provided on or before the date established by the Corporation for the submission of proposals pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934. The Series K Director shall serve as a member of the Acquisitions Committee of the Board of Directors (or any other Committee of the Board performing such functions).